Exhibit 12.2
                                                                         1/5/98

                              GEORGIA POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1996 and the twelve months ended November 30, 1997


                                                                                                                            Twelve
                                                                                                                            Months
                                                                                                                            Ended
                                                                                                                        November 30,
                                                       ===============================================================
                                                           1992        1993            1994          1995       1996         1997
                                                           ====        ====            ====          ====       ====         ====
                                                       -----------------------------Thousands of Dollars----------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges                      $1,004,886   1,034,795     $  927,336    $  959,692 $  875,626   $  865,670
      Federal and state income taxes                      165,667     266,771        360,380       411,675    383,668      449,830
      Deferred income taxes, net                          194,748     168,372         34,130        35,367     35,830      (57,201)
      Deferred  investment  tax credits                    (5,704)    (18,274)          (489)        1,127          -            -
      AFUDC - Debt funds                                    8,459       8,294         11,613        12,123     11,452        9,155
                                                       -----------  ----------    -----------   ---------- -----------  -----------
         Earnings  as defined                          $1,368,056   1,459,958     $1,332,970    $1,419,984 $1,306,576   $1,267,454
                                                       ===========  ==========    ===========   ========== ===========  ===========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                        $  404,854     345,552     $  308,611    $  257,092 $  210,149   $  198,022
   Interest  on interim  obligations                        9,694      15,530         17,529        21,463     15,478        7,473
   Amort of debt disc, premium  and expense, net            7,891      14,087         15,776        15,846     14,802       14,317
   Other interest  charges                                 12,426      47,393         23,483        20,400     21,296       58,087
                                                       -----------  ----------    -----------   ---------- -----------  -----------
         Fixed charges as defined                         434,865     422,562        365,399       314,801    261,725      277,899
Tax  deductible   preferred  dividends                      1,804       1,753          1,753         1,753      1,753          924
                                                       -----------  ----------    -----------   ---------- -----------  -----------
                                                          436,669     424,315        367,152       316,554    263,478      278,823
                                                       -----------  ----------    -----------   ---------- -----------  -----------
Non-tax  deductible  preferred  dividends                  56,138      48,921         46,253        46,399     43,273       24,350
Ratio  of net income  before  taxes to net income      x    1.613   x    1.672    x    1.687    x    1.682 x    1.671   x    1.658
                                                       -----------  ----------    -----------   ---------- -----------  -----------
Pref  dividend  requirements  before  income  taxes        90,551      81,796         78,029        78,043     72,309       40,372
                                                       -----------  ----------    -----------   ---------- -----------  -----------
Fixed  charges  plus  pref  dividend  requirements     $  527,220     506,111     $  445,181    $  394,597 $  335,787   $  319,195
                                                       ===========  ==========    ===========   ========== ===========  ===========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                         2.59        2.88           2.99          3.60       3.89         3.97
                                                             ====        ====           ====          ====       ====         ====


Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating Company.